Exhibit 99.1
Bob Brand
972-281-5335
bob.brand@kcc.com

Kimberly-Clark Announces Executive Changes

DALLAS, Nov. 15, 2012 - Kimberly-Clark Corporation (NYSE: KMB) today announced executive changes that further enhances its focus to deliver the company's global business plan commitments.

Michael Hsu, 48, will join K-C as president, North America Consumer Products. Hsu joins K-C from Kraft Foods and succeeds Robert Abernathy, 58, who announced his intent to retire after more than 30 years with the company. Abernathy will remain with K-C through 2013 to oversee the European strategic changes announced last month in K-C's earnings call.

“We have a great team in place to continue our growth momentum across our consumer categories and drive our business plan strategies across the globe,” said Chairman and CEO Thomas J. Falk. “Robert leaves a strong legacy in our personal care and family care businesses in North America and Europe. Michael brings proven strategic, operational and innovation experience to build upon our strong consumer business. I'm thrilled to have someone with Mike's track record of delivering results and deep consumer products background join our team.”

Hsu joins K-C from Kraft Foods where he most recently served as executive vice president and chief commercial officer. In his four-year tenure at Kraft, he also served as president of their grocery business unit and president of sales, customer marketing and logistics. Prior to joining Kraft, he spent six years in senior executive positions at H.J Heinz Company. He also had a successful 10-year career as a consultant with Booz Allen & Hamilton, rising from associate to partner.

Abernathy joined Kimberly-Clark in 1982 as a research scientist and later held management positions in the company's diaper and tissue operations. He served in plant manager positions at Beech Island, South Carolina, and Jenks, Oklahoma, before being named Vice President of Diaper Operations in 1992. He was elected Managing Director for Kimberly-Clark Australia the following year. In 1996, he was elected Group President, Kimberly-Clark, appointed Group President, Business-to-Business in 1998, named President, Developing and Emerging Markets in 2004, and to Group President, North Atlantic Consumer Products, in 2008.

Abernathy and Hsu will report to Falk.

About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C's brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company's 140-year history of innovation, visit www.kimberly-clark.com.

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